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                                                                   EXHIBIT 5.1



                          [VINSON & ELKINS LETTERHEAD]



                                 April 9, 1997


Hugoton Energy Corporation
301 N. Main
Suite 1900
Wichita, Kansas 67202

Gentlemen:

        We have acted as counsel to Hugoton Energy Corporation, a Kansas corporation (the "Company"), and have advised the Company in connection with the registration, pursuant to a Registration Statement (No. 333-22189) on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of the offering by a Selling Stockholder (as defined in the Registration Statement) of up to 2,142,800 outstanding shares of the Company's Common Stock, without par value (the "Common Stock").

        In this connection, we have examined the relevant corporate records of the Company, including its Restated Articles of Incorporation, its Bylaws and minutes of meetings of its directors. We have also examined the Registration Statement, together with the exhibits thereto and such other documents as we have deemed necessary for the purpose of expressing the opinion contained herein.

        Based upon the foregoing, we are of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Opinions." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                        Very truly yours,


                                        /s/ VINSON & ELKINS L.L.P.
                                        ------------------------------------
                                        VINSON & ELKINS L.L.P.